Balance Sheet Exhibit B

DECONTAMINATE INC
Balance Sheet JUNE 30, (unaudited)
ASSETS
Current assets
Cash $ 1,100
Total current assets
Total assets $1,100
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities 0
Notes payable 0
Accounts payable 0

Total current liabilities
Total liabilities 0

Stockholders' deficit
Preferred stock, $0.000006 par value, 1,000,000 shares
authorized 1,000,000 issued and outstanding
Common stock, $0.000006 par value, 100,000,000 shares authorized
o shares issued and outstanding
Additional paid-in capital Accumulated deficit
Total stockholders' deficit
Total liabilities and stockholders' deficit $
-
- $ 1,989
See accompanying notes to unaudited financial statements.